TOUCHSTONE VARIABLE SERIES TRUST

                AMENDMENT TO AMENDED AND RESTATED AGREEMENT AND
                            DECLARATION OF TRUST

         The undersigned hereby certifies that she is the duly elected Assistant Secretary of Touchstone Variable Series Trust (the "Trust") and that pursuant to
Section 8.3 of the Trust's Amended and Restated Agreement and Declaration of Trust of Trust, the Trustees, at a meeting on November 17, 2005, at which a quorum was present, adopted the following resolutions:

         RESOLVED, that the principal office of the Trust be changed to "303 Broadway, Cincinnati, Ohio 45202"; and

         FURTHER RESOLVED, that the Trust's Amended and Restated Agreement and Declaration of Trust and other Trust documents and records, as necessary or appropriate, be amended to reflect the change in the address of the Trust; and

         FURTHER RESOLVED, that the officers of the Trust be and they hereby are authorized and empowered to take any and all actions and to execute any and all documents and instruments, which they or any one of them in his sole discretion deem necessary, appropriate or desirable to implement the foregoing resolutions.

         The undersigned certifies that the actions to effect the foregoing Amendment were duly taken in the manner provided by the Amended and Restated Agreement and Declaration of Trust, that said Amendment is to be effective as of November 28, 2005, and that she is causing this Certificate to be signed and filed as provided in Section 7.4 of the Restated Agreement and Declaration of Trust.

         WITNESS my hand this 28th day of November, 2005



                                       /s/ Betsy Santen
                                       ------------------------------
                                        Betsy Santen, Assistant Secretary